                                       Exhibit 5.1


                                                               November 18, 1998



The Good Guys, Inc.
7000 Marina Boulevard
Brisbane, California 94005-1840


Ladies and Gentlemen:

            You have requested our opinion as counsel for The Good Guys, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 700,000 shares of Common Stock issuable under the Company's Employee Stock Purchase Plan.

            We have examined the Company's Registration Statement of Form S-8 in the form to be filed with the Securities and Exchange Commission on or about November 19, 1998 (the "Registration Statement"). We further have examined the Restated Certificate of Incorporation of the Company as certified by the Secretary of State of the State of Delaware, the Bylaws and the minute books of the Company as a basis for the opinion hereafter expressed.

            Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of Common Stock covered by the Registration Statement will be legally issued, fully paid and nonassessable.

The Good Guys, Inc.
November 18, 1998
Page 2


            We consent to the filing of this opinion as an exhibit to the Registration Statement.

            Very truly yours,

                                        HOWARD, RICE, NEMEROVSKI,
                                        CANADY, FALK & RABKIN
                                        A Professional Corporation


                                        By /s/ RICHARD W. CANADY
                                           -------------------------------------
                                            RICHARD W. CANADY


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